Rule 424 (b) (3)
Registration No. 333-51306

 REVISED

PRICING SUPPLEMENT NO. 2803 DATED JANUARY 23, 2001
TO PROSPECTUS SUPPLEMENTAL DATED January 22, 2001
AND BASE PROSPECTUS DATED December 15, 2000

Issuer:	National Rural Utilities CFC
Principal Amount:	$132,000.00
Issue Price:	100% of Principal Amount
Original Issue Date:	01/26/01
Maturity Date:	01/15/02
Interest Rate:	5.28% per annum
Record Dates:	Each January 1 and July 1
Interest Payment Dates:	Each January 15 and July 15
Redeemable Date:	None
Agents Commission:	None
Form of Note:	Certificated
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $10,050,000,000 and, to date, including this offering, an aggregate of $7,243,231,000 Series C have been issued.